Exhibit 99.1

Conference call:	Today, Wednesday, May 10, 2006 at 4:30 P.M. EDT
Webcast / Replay URL:	http://www.wave.com
Dial-in numbers:	212/346-6501 or 415/247-8511

Wave Reports Q1 ‘06 Revenues of $493,000 up from $78,000 in Q1 ‘05

Lee, MA — May 10, 2006 - Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported results for its first quarter (Q1) ended March 31, 2006 and reviewed recent corporate progress and other developments.

Wave’s Q1 2006 net revenues rose over five-fold to $493,000, compared to Q1 2005 net revenues of $78,000. This was also an increase over Wave’s Q4 2005 net revenues of $348,800. The increase over Q1 2005 net revenues was principally due to higher royalties earned from increased shipments of Wave software by partners as well as an increase in services revenue. For Q1 2006 Wave reported a net loss of $5.0 million, or $0.05 per basic share, including non-cash, share-based compensation expense of $352,000 which was recorded in accordance with the implementation of SFAS 123(R) for “Share-based Payments,” effective January 1, 2006. Wave’s Q1 2005 net loss of $4.5 million, or $0.06 per basic share, did not include any SFAS 123(R) expense. The weighted average number of basic shares outstanding in the first quarters of 2006 and 2005 were 97,692,000 and 77,212,000, respectively.

Steven Sprague, Wave’s president and CEO, commented, “Wave’s EMBASSY® Trust Suite software is now being bundled on PCs from two major PC OEMs and a leading motherboard manufacturer. As virtually all PC manufacturers are offering Trusted Computing solutions on at least some of their product lines, we believe we have many opportunities to increase our industry penetration. Importantly, we believe that the Embassy Trust Suite is compatible with all ‘flavors’ of Trusted Computing solutions that have been shipped or are currently being shipped by industry suppliers, no matter the OEM or TPM involved. The Embassy Trust Suite’s interoperability, combined with its unique server-based enterprise management tools, provides a strong value proposition for enterprises looking to deploy trusted computing solutions to aide them in protecting their PC data, authenticating their users, and improving and securing network access.

“Our first quarter results primarily reflect revenue contributions from our license agreements with manufacturers of Trusted Platform Module (TPM) chips as well as service fees related to engineering projects on behalf of partners and customers. We expect the benefit of our software bundling agreements with our PC and motherboard OEM partners to begin to gain traction in the current quarter - in conjunction with their launch of product shipments at the end of March.”

While it is not possible to predict with any certainty the volume of anticipated shipments, based on joint marketing and sales discussions with its OEM partners, Wave’s preliminary expectations are that in excess of 50 million PC’s or motherboards that include Wave’s Trusted Computing software could be shipped by Wave’s current OEM partners over the next three years. Wave’s current shipment expectations are based only on the product lines on which Wave’s software is currently expected to be bundled by its existing base of OEM partners. These estimates could change at any time. There are no contractual commitments by OEM partners for minimum royalties or minimum product shipments.  For each unit of its software bundled on an OEM partners’ PC or motherboard that has been shipped, Wave is entitled to royalties which can depend on volumes shipped by each OEM. Wave is also working diligently to develop additional PC OEM customers as well as to secure new design wins from existing partners, all of which would be incremental to the current expectations expressed above.

Mr. Sprague added, “Wave is also working with its OEM partners to offer client and server software upgrades to enterprises, which we expect to provide additional average revenue of $50.00 per seat. Wave cannot yet predict the market for such upgrades. Wave currently expects that any such upgrade activity will likely not occur on any meaningful scale before some time in 2007, reflecting the normal enterprise IT adoption/procurement timelines. Wave anticipates that any upgrade activity will be largely limited to enterprises until such time as trusted computing has become more broadly known and understood by consumers. Wave cannot predict when or if software upgrades will provide material revenue.”

These forward looking statements are predicated on a variety of factors outside of Wave’s control, including the accuracy of preliminary forecasts by OEM partners, timing of OEM shipments, enterprise demand for trusted computing solutions, the success of OEM marketing efforts, engineering or support requirements of OEM partners, and other related factors.

Balance Sheet Snapshot

As of March 31, 2006 Wave had total current assets of $2.3 million and no long-term debt. Subsequent to the quarter’s close, in early May, the Company completed an equity financing generating net proceeds of approximately $4.5 million. Additionally, on May 8th the Company received additional net proceeds of approximately $600,000 from the exercise of common stock warrants at $0.72 and $0.80 per share.

Summary of recent progress/developments:
(for more details, please visit www.wave.com):

•                  Wave’s Embassy® Endpoint Enforcer: Earlier this month, Wave introduced Embassy® Endpoint Enforcer, a new network security product that supports the hardware security features provided by TPM security chips and enables third party applications and services to make informed network access decisions by providing protected access to client security metrics. Embassy Endpoint Enforcer can be accessed with Trusted Network Connect (TNC) API’s and has successfully passed interoperability testing with the leading TNC solution providers. TNC, a security architecture developed by a Trusted Computing Group (TCG) subgroup of over 60 companies, is designed to improve the security policy compliance of clients during the network connection process. At Interop, Wave demonstrated its Embassy Endpoint Enforcer working with products from Juniper Networks, Meetinghouse and Nortel.

•                  Broadcom and Winbond: In early April, Wave signed an OEM Software Distribution agreement with Broadcom Corporation permitting the distribution of Wave’s Embassy® Security Center (ESC) and Cryptographic Service Provider (CSP) software technology with Broadcom devices that include a Trusted Platform Module (TPM). Later in April, Wave signed a comparable agreement with Windbond Electronic Corporation permitting the distribution of Wave’s ESC and CSP software technology with Winbond devices that are compliant and compatible with TPM specifications. With these agreements, Wave now has license agreements in place with four of the five leading TPM manufacturers. Wave will receive a per-unit royalty based on partner sales of products that are equipped with or include Wave’s software technology. Although the contracts required initial pre-payments of royalties, they do not provide for guaranteed minimum or maximum shipped quantities or royalties.

•                  Intel Solution Summit 2006: In early April Wave and Intel® showcased Wave’s EMBASSY® Trust Suite client software and server infrastructure, demonstrating how it empowers users to unlock the advanced security features of Intel Desktop Boards containing the Trusted Platform Module security chip. Wave Systems’ EMBASSY trusted applications and services software security suite are bundled with over a dozen Intel motherboard models.

•                  Dell Product Launch: On March 29th, a new version of Wave’s software commenced shipping as a standard offering on all Dell Latitude D620 and D820 notebooks and Precision

M65 and M90 mobile workstations for business customers, all of which ship with TPM chips. A more fully featured version of Wave’s Embassy software, Embassy Trust Suite for Dell (ETS) 2.1, as well as Embassy Authentication Server (EAS) and Embassy Key Transfer Manager Server (EKMS) are also available as upgrade purchase options for enterprises seeking to better manage and leverage their deployment of trusted computing solutions.

•                  U.S. Army CB2 Specification: In February the U.S. Army Small Computer Program published the new Consolidated Buy-2 (CB2) Desktop and Notebook minimum specifications for Army customers. The new specification, a milestone in the adoption of trusted computing standards, requires desktop and laptop personal computers be equipped with the new open security chip hardware TPM.

•                  Consulting Service Contract: In February Wave was awarded a $319,000 contract to provide consulting services in connection with a study to evaluate the implementation of trusted computing solutions for the government. The project, which was disclosed by Wave in a Form 8-K filing made on February 8, 2006, is underway and has an expected term of four months.

•                  RSA Demos:  In February at the RSA Conference 2006, Wave and Seagate demonstrated the Seagate Momentus 5400 FDE, a 2.5-inch, 5400-RPM notebook hard drive equipped with hardware-based Full Disc Encryption (FDE), delivering the highest levels of data security, and Wave’s Embassy Security Center software. Wave’s Trusted Drive Manager is designed to provide organizations with an easy way to set up and configure the Momentus 5400 FDE drive and to automate protection and management of passwords and encryption keys.

•                  Operational Research Consultants, Inc.: In January, Wave teamed with Operational Research Consultants, Inc. (ORC) in connection with the first Blanket Purchase Agreement award issued under the new U.S. General Services Administration “Authentication Products and Services” Category Special Item No. 160 32, part of existing IT Schedule 70 (the “ORC ACES BPA”). The terms upon which Wave will participate in the project are subject to the completion of a subcontract to be entered into between Wave and ORC.

•                  NTT DATA Corporation MOU:  In late January, Wave signed a non-binding memorandum of understanding with NTT DATA, a leading information technology consulting firm in Japan, to form a distributor and systems integrator relationship to resell Wave’s Embassy secure software technology for the trusted computing market in Japan. The MOU is an expression of the parties’ current intentions, and both parties are working toward the completion of a definitive agreement by the end of June.

•                  Gateway License Agreement:  In late January, Wave signed a license agreement with Gateway permitting the distribution of a custom version of Wave’s Embassy Trust Suite security software technology with Gateway’s PCs equipped with TPMs. Wave receives a per-unit royalty based on Gateway’s shipment volumes of products that include the custom Embassy technology. The contract does not provide for guaranteed minimum quantities or royalties. In early March, the Gateway formally announced its product line that includes Wave’s Embassy technology.

About Wave Systems

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure. Wave is a leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors. Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers. For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control. Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

All brands are the property of their respective owners.

Contact:

Gerard T. Feeney, CFO	David Collins, Richard Land
Wave Systems Corp.	Jaffoni & Collins
info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500

Wave Systems Corp. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31, 2006	December 31, 2005

Assets
Current Assets:
Cash and cash equivalents	$1,639	$2,006
Accounts receivable	410	335
Prepaid expenses and other receivables	233	140
Total current assets	2,282	2,481

Property & equipment, net	658	754
Other assets	194	195
Total assets	3,134	3,430

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	3,249	3,089
Deferred revenue	440	504
Total current liabilities	3,689	3,593

Liability for warrants containing cash settlement provisions	—	3
Total liabilities	3,689	3,596

Total stockholders’ equity (deficit)	(555)	(166)
Total Liabilities and Stockholders’ Equity	$3,134	$3,430

Wave Systems Corp. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues
Licensing	$308	$71
Services	185	7
Total net revenues	493	78

Cost of Sales:
Licensing	12	5
Services	106	9
Amortization expense	97	155
Total Cost of Sales	215	169

Gross Margin	278	(91)

Operating Expenses:
Selling, general and administrative	3,191	2,997
Research and development	2,100	1,594
	5,291	4,591

Net interest income	18	21
Unrealized gain on decrease in value of warrant liability	3	115
	21	136

Net loss	($4,992)	($4,546)
Net loss per share - basic	($0.05)	($0.06)
Weighted average of basic shares outstanding	97,692	77,212

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